CERTIFICATE OF POWERS, DESIGNATIONS,
                      PREFERENCES AND RIGHTS OF THE SERIES
                            OF THE PREFERRED STOCK OF
                           HEMISPHERx BIOPHARMA, INC.

                                To Be Designated
                            Series E Preferred Stock

     Hemispherx Biopharma, Inc., a Delaware corporation (the "Company"), in accordance Section 103 of the General Corporation Law of the State of Delaware ("DGCL"), by its President, does hereby certify that on January 31, 1997, the Board of Directors of the Company by unanimous written consent pursuant to
Section 141(f) of the DGCL, duly adopted the following resolutions providing for the issuance of a series of Preferred Stock to be designated the Series E Convertible Preferred Stock, par value $.01, and to consist of 5,000 shares:

          RESOLVED, that the Company is authorized to issue a series of Preferred Stock to be designated the Series E Convertible Preferred Stock, $.01 par value ("Series E Preferred"), to consist of 5,000 shares; and it is further

          RESOLVED, that the rights, privileges and limitations of each share of Series E Preferred shall be as follows:

     1. Issuance. The Series of Preferred designated as the Series E Preferred shall consist of 5,000 shares.

     2. Dividends. The holders of shares of Series E Preferred stock shall receive dividends, when and if declared by the board of directors, out of funds legally available for the payment of dividends, at the rate of $60 per share in cash (or at the option of the Company in freely tradable shares of the Company's Common Stock, $.01 par value ("Common Stock") based on market value at the time the dividend is declared), payable in preference to all other common shareholders and on a parity basis with respect to any other series of preferred shares. Such dividends shall be cumulative, and no dividend shall be paid on the shares of any other class ranking junior to the Series E Preferred unless the current annual dividend, and all arrears of dividends if any, on the shares of Series E Preferred shall have been paid, or provision shall have been made for the payment thereof. The holders of shares of Series E Preferred shall at no time have any other right to further dividends of any kind.

     3. Voting Rights Except as required by law, shares of Series E Preferred shall not be entitled to vote on any matter upon which the vote, or the consent in lieu of voting, of the shareholders is required including, without limitation, the election of directors.

     4. Rank. All Series E Preferred shall rank (i) senior to the Common Stock, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, and (ii) on a parity with any additional series of preferred stock of any class which the Board of Directors or the stockholders may from time to time authorize, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

     5. Liquidation. In the event of the dissolution, liquidation, or winding up of the Company, or a sale of all its assets, whether voluntary or involuntary, or in the event of its insolvency, there shall be paid to the holders of the shares of Series E Preferred the sum of $1,000 per share, plus accrued and unpaid dividends, before any sums shall be paid or any assets distributed among the holders of the Company's Common Stock. If the assets of the Company shall be insufficient to permit the payment in full to the holders of the shares of Series E Preferred and other series of preferred stock of the amount thus distributable, then the entire assets of the Company shall be distributed ratably among the holders of Series E Preferred and the holders of other series of preferred stock. After the foregoing payments to the holders of shares of Series E Preferred and holders of other series of preferred stock, the remaining assets and funds of the Company shall be distributed among and paid to the holders of the Common Stock, share and share alike, in proportion to their shareholdings. The foregoing provisions of this paragraph shall not, however, be deemed to require the distribution of assets among the holders of the Series E Preferred and the holders of the Common Stock in the event of a consolidation, merger, lease, or sale, which does not in fact result in the liquidation or winding up of the enterprise.

     6. Conversion of Series E Preferred for Common Stock. The holders of Series E Preferred, subject to the conditions set forth below, upon surrender of the certificates therefor, shall have the right to convert the Series E Preferred into fully paid and non-assessable shares of Common Stock determined by dividing
(x) the sum of (i) $1,000 and (ii) accrued but unpaid dividends by (y) $2.00 (the "Exchange Rate");

     Shares of Series E Preferred shall be exchanged only upon such conditions and at such times as follows:

          (A) As promptly as practicable after the conversion, and in any event within 15 calendar days thereafter, the Company, at its expense (including the payment by it of any applicable issue taxes) will issue and deliver to the holder of record, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion, including fractional shares.


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

          (B) In the event that sufficient authorized and unissued shares of Common Stock are not available in order to convert specific Series E Preferred into shares of Common Stock, such conversion shall take place upon obtaining shareholder approval of an amendment to the Company's Certificate of Incorporation authorizing additional Common Stock.

          (C) If, prior to the exercise of the conversion, the Company shall issue any shares of its Common Stock as a stock dividend or subdivide the number of outstanding shares of Common Stock into a greater number of shares, then, in either case, the Exchange Rate per share of the Common Stock shall be proportionately reduced, and, conversely, in the event that the Company shall contract the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then, in such case, the Exchange Rate per share of the Common Stock shall be proportionately increased and the number of shares of Common Stock at that time into which a share of Series E Preferred may be converted shall be proportionately decreased. If the Company shall at any time prior to the exercise of the exchange declare a dividend payable in cash on its Common Stock and at substantially the same time offer its holders of Common Stock a right to purchase Common Stock from the proceeds of such dividend or for an amount substantially equal to such dividend, then, in such cases, all Common Stock so issued shall be deemed to have been issued as a stock dividend. Any dividend paid or distributed upon the Common Stock in stock of any other class of securities convertible into shares of Common Stock shall be treated as a dividend paid in Common Stock to the extent that shares of Common Stock are issuable upon the exchange thereof. Issuance of shares of a subsidiary of the Company as a dividend to the Company's shareholders shall have no effect on the Exchange Rate.

     7. Redemption. The Company shall have the right, exercisable on not less than 5 days written notice to the holders of record of Series E Preferred, to redeem any or all of the Series E Preferred Shares, at any time 12 months after the effective date of a registration statement registering the shares of Common Stock underlying the Series E Preferred under the Securities Act of 1933, as amended (the "Registration Statement"), at a price per share of Series E Preferred equal to the sum of (i) $1,250 and (ii) accrued and unpaid dividends.

     8. Mandatory Conversion. So long as the Registration Statement shall be effective, on the date which is 730 days after the date of delivery and issuance of the Certificate representing the Series E Preferred Shares to the holders, all of the shares of Series E Preferred then outstanding shall be converted into shares of Common Stock in accordance with the provisions of Section 5.


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

     9. Future Offerings. During the period that the Series E Preferred is outstanding, the Company shall not proceed with any Regulation S offerings or similarly structured Regulation D offerings which have a conversion price with a floating discount to the market price of the Common Stock.


     IN WITNESS WHEREOF, we, the undersigned, have executed and subscribed this certificate on March 4, 1997.

                                            /s/ William A. Carter
                                            -----------------------------------
                                            William A. Carter, President


ATTEST:

/s/ Josephine Dolhancryk
----------------------------------------
Josephine Dolhancryk, Asst. Secretary


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